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Exhibit 10.15

ASSET PURCHASE AND PROPERTY TRANSFER AGREEMENT

        This ASSET PURCHASE AND PROPERTY TRANSFER AGREEMENT (this "Agreement"), dated as of April 23, 2005 (the "Agreement Date"), is entered into by and between Hana Phylon Tech S.A. de C.V., a Mexican company ("Seller" or "Hana"), and Crocs Mexico, SRL de C.V. a Mexican company ("Buyer" or "Crocs").

        WHEREAS,; Hana owns and operates a business unit in Purisima del Rincon, Guanajuato, Mexico known as Hana Phylon Tech, which engages in the business of injection molding shoes and shoe parts (the "Business"); and

        WHEREAS, Crocs desires to purchase, and Hana desires to sell, substantially all of the assets of the of the Business (the "Purchased Assets"), for the Purchase Price (as defined in Section 4.1 below), subject to the terms and conditions of this Agreement; and

        WHEREAS, in connection with the execution of this Agreement desires to accept the assignment of the lease for the property where the Business is currently located (the "Lease Agreement"); and

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Purchase and Sale of Purchased Assets.    Subject to the terms and conditions of this Agreement, at the Closing, Hana agrees to sell, assign, transfer and convey to Crocs, and Crocs agrees to purchase and acquire from Hana, all of Hana's right, title and interest in and to all of the Purchased Assets, free and clear of any mortgage, pledge, lien, or other encumbrance. For the purposes of this Agreement, "Purchased Assets" shall mean the following:

          (i)    all machinery, equipment, furniture, leasehold improvements and other fixed assets owned or used by Hana in connection with the Business; and;

          (ii)   all prepaid expenses and off-book assets relating to the Business, including all phone and facsimile numbers

          (iii)  all of Seller's rights under license agreements, utility agreements, leases and other contracts related to the Business to which it is a party;

          (iv)  all computers, software, office equipment and know-how, related to the Business

          (v)   all other assets of the business not listed above except: all accounts receivable, inventories, molds, compound, trademarks and trade names (the "Excluded Assets").

Notwithstanding the description contained in this Section 1, a list of the Purchased Assets prepared by Hana is attached hereto as Exhibit 1.

        2.    Asset Transfer; Passage of Title; Delivery.

          2.1.    Title Passage.    At the Closing, title to all of the Purchased Assets shall pass to Crocs, and Hana shall deliver to Crocs possession all of the Purchased Assets and a bill of sale in the form attached hereto as Exhibit 2.1.

          2.2.    Delivery of Purchased Assets.    The Purchased Assets shall be delivered on the Closing Date. All risk of loss and damage to the Purchased Assets shall be borne by Crocs on and as of the Closing Date.

        3.    Retention of Liabilities.    Hana shall retain all of the liabilities of Hana other than the Assumed Liabilities (defined below). For the purposes of this Agreement Retained Liabilities shall mean the following:

          (i)    all accounts payable;

          (ii)   all obligations of Hana related to any supply agreements, customer agreements, license agreements, consulting agreements, leases or other contracts related to the Business, other than those listed as Assumed Liabilites;

          (iii)  all accrued employee compensation, expenses liabilities on the balance sheet as of Closing;

          (iv)  all liabilities of Hana for any sales, use, value-added or stamp taxes and all other like transfer taxes imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Transfer Taxes") other than taxes specifically imposed on Hana under State or Federal law;

          (v)   all other liabilities of Hana related to the Business other than the following Assumed Liabilities:

            (a)   At Purchaser's option, any contracts or agreements with third parties that are necessary to run the Business (ex: utilities); and

        4.    Consideration for Purchased Assets.

          4.1.    Purchase Price.

            a.    Cash Consideration.    The cash consideration to be paid by Crocs for the Purchased Assets shall be One Million Three Hundred Thousand United States Dollars ($1,300,000) (the "Cash Consideration"). Crocs shall pay the Cash Consideration at the Closing by check or other delivery of immediately available funds.

            b.    Assumption of Liabilities.    Crocs shall assume and accept assignment of the Assumed Liabilities at Closing as outlined in Section 3 above.

        5.    Closing.

        The consummation of the purchase and sale of the Purchased Assets contemplated hereby (the "Closing") will take place on April 25, 2004 (the "Closing Date").

        6.    Employees.

        Hana will terminate all of its employees on the Closing Date. Crocs agrees to immediately offer employment to the current employees of the Business at the same rate of pay, with the same or similar benefits and under the same or similar terms as they received as employees of Hana.

        7.    Representations and Warranties of Seller.

          7.1    Seller Authorization.    The Seller has all requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligations of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement and any Instrument of Conveyance or other agreement, document or instrument executed by the Seller in connection with the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate and third party action.

          7.2    Ownership.    The Seller has good and marketable title to all of the Purchased Assets and Inventory, free and clear of all liens, encumbrances, security interests, restrictions or charges of any kind. Seller has not imposed any security interest upon any of the Purchased Assets or Inventory.

          7.3    Condition of Assets.    The Purchased Assets are, in the aggregate, free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

          7.4    Complete Equipment List.    Seller represents that it has supplied Buyer with a complete list of the Equipment (including applicable software and software licenses) that Seller deems necessary to support Seller's business.

          7.5    Disclosure.    No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Exhibits or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

        8.    Representations and Warranties of Buyer.

          8.1    Buyer Authorization.    The Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligations of the Buyer enforceable in accordance with its terms. The execution, delivery and performance by the Buyer of this Agreement and any Instrument of Conveyance or other agreement, document or instrument executed by the Buyer in connection with the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate and third party action.

          8.2    Disclosure.    No representation or warranty by the Buyer contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

        9.    Assignment of Lease.

        On the Closing Date Seller agrees to assign, and Buyer agrees to accept assignment, of the Lease Agreement. Buyer shall be responsible for all future payments due under the Lease Agreement following the Closing.

        10.    Non-Competition Agreement.

        In connection with the sale of the Purchased Assets, Mr. John Seo, primary shareholder of Hana, agrees to enter into the Non-Competition Agreement attached hereto as Exhibit 9 to this Agreement (the "NCA"). The NCA is considered a bargained for agreement in connection with the sale of a business and is a material element of this Agreement.

        11.    Indemnification.

        The Seller shall indemnify the Buyer (including but not limited to Buyer's officers and board members) in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including without limitation amounts paid in settlement, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer resulting from, relating to, constituting or arising out of:

          a.     any misrepresentation or breach of warranty by the Seller contained in this Agreement, it's Exhibits, or in any certificate, document or instrument furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby;

          b.     any failure to perform any covenant or agreement of the Seller contained herein;

          c.     any liabilities arising out of, or relating to Seller's business and its operations; or

          d.     any liabilities related to any environmental condition that exists or existed prior on or prior to the Closing Date.

        12.    Miscellaneous.

          12.1.    Further Assurances.    Each party shall execute and deliver all such documents and take all such other actions as the other party may reasonably request in order to fully effectuate and reflect the transactions contemplated hereby.

          12.2.    No Assignment.    This Agreement may not be assigned by a party hereto without the prior written consent of the other party.

          12.3.    Amendment.    No amendment or waiver hereunder shall be of any effect unless in writing and signed by both parties hereto.

          12.4.    Governing Law.    This Agreement shall be governed by the laws of the State of Colorado (excluding the choice of law rules thereof).

          12.5.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating thereto.

          12.6.    Counterparts.    This Agreement may be signed in counterparts.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

HANA PHYLON TECH S.A. DE C.V.		CHONG SEO
By:	/s/ CHONG H. SEO	By:	/s/ CHONG H. SEO

	Name: Chong Seo Title: Representative		Chong Seo
CROCS MEXICO SRL DE C.V.
By:	/s/ ERIK REBICH

Name: Erik Rebich Title: General Counsel

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  Exhibit 10.15
ASSET PURCHASE AND PROPERTY TRANSFER AGREEMENT